Exhibit 5.1
                                                                  -----------

                        [Letterhead of Jean F. Rankin]


February 6, 2004


Agere Systems Inc.
1110 American Parkway, NE
Allentown, Pennsylvania 18109

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Agere Systems Inc., a Delaware corporation ("Agere"), and have acted in such capacity in connection with the registration statement on Form S-3 (the "Registration Statement") to be filed by Agere on the date hereof with the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 (the "Securities Act"). The Registration Statement relates to 6,921,188 shares (the "Shares") of Agere Class A common stock, par value $.01 per share, and related Class A Rights issued by Agere pursuant to the Agreement and Plan of Merger, dated as of December 31, 2003, by and among Agere, Agere Systems Acquisition LLC, TeraBlaze, Inc. and each of the stockholders of TeraBlaze, Inc. signatory thereto.

In that connection, I or attorneys under my direction have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including the Certificate of Incorporation of Agere and the By-laws of Agere. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted as copies. In examining agreements executed by parties other than Agere and its subsidiaries, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein that I have not independently verified or established, I have relied upon statements and representations of officers and representatives of Agere and others.

Based on the foregoing, I am of opinion that the Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable and the related Class A Rights are validly issued.

I hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement referred to above. I also consent to the reference to me and this opinion under the caption "Legal Matters" in the prospectus that forms a part of the Registration Statement. In granting my consent, I do not admit that I am in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                    Very truly yours,

                                    /s/ Jean F. Rankin

                                    Jean F. Rankin
                                    Senior Vice President, General Counsel
                                    and Secretary